                                                   UNITED STATES

       SECURITIES AND EXCHANGE COMMISSION

                                                             Washington, DC 20549

                                   FORM 8-K

       Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                      Date of Report (Date of earliest event reported): August 4, 2010

                                                         CSP Incorporated

                                       (Exact name of the registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

                             000-10843                               04-2441294

(Commission File Number) (IRS Employer Identification No.)

                      43 Manning Road, Billerica, Massachusetts              01821-3901

                      (Address of principal executive offices)                   (Zip Code)

                                                                     (978) 663-7598

                                           (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.

On August 4, 2010, CSP Inc. (the "Company") issued a press release announcing its financial results for the third quarter fiscal year 2010 which ended June 30, 2010. A copy of the press release relating to such announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information set forth in this Form 8-K, including the exhibits attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section. The information in this Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01   Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release Dated August 4, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSP INC.

Date: August 4, 2010 By: /s/Gary W. Levine

Gary W. Levine

Vice President Finance and

Chief Financial Officer

Contact: Gary Levine

Chief Financial Officer

CSP Inc.

Tel: 978.663.7598 ext. 1200

Fax: 978.663.0150

CSP Inc. Reports 53% Year-Over-Year Revenue Growth for Third-Quarter Fiscal 2010

Achieves Third-Consecutive Quarter of Sequential Sales Growth and Strong Profitability

BILLERICA, MA, August 4, 2010 -CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, today reported financial results for the third quarter of fiscal 2010 ended June 30, 2010.

For the third quarter of fiscal 2010, CSP Inc. total sales increased 53% to $28.6 million from $18.7 million in the third quarter of fiscal 2009. Gross profit for the third quarter increased 73% to $4.9 million as a result of volume leverage and improved gross margins in the Systems segment, which was due to increased high-margin royalty payments. Overall gross profit margin increased 200 basis points to 17% from 15% a year ago. Gross profit was negatively affected by a $306,000 settlement agreement, which was recorded in cost of goods sold. The settlement was the result of a pricing dispute with one of MODCOMP's largest vendors. Net income for the third quarter of fiscal 2010 increased to $621,000, or $0.17 per diluted share, from a net loss of $752,000, or $0.21 per share, in the third quarter of fiscal 2009.

For the first nine months of fiscal 2010, CSP Inc. sales increased 9.2% to $71.2 million from $65.2 million in the first nine months of fiscal 2009. Net income for the fiscal 2010 nine-month period increased to $868,000, or $0.24 per diluted share, from a net loss of $182,000, or $0.05 per share, for the first nine months of fiscal 2009.

The Company's cash and short-term investments were $17.8 million as of June 30, 2010 compared with $18.9 million for the fiscal year ended September 30, 2009. The decrease was due to changes in working capital as well as the effect of foreign exchange. CSP's cash position may vary significantly from quarter to quarter due to the high working capital requirements needed to fund large projects at both its Systems and its Services and Systems Integration segments.

Management Comments on the Quarter

"Increased sales at both our Systems and Service and Systems Integration businesses contributed to CSP's strong performance for the third quarter of 2010," said CSP Chairman and Chief Executive

Officer Alexander R. Lupinetti. "Total revenues grew by 53% year over year and we achieved our third-consecutive quarter of sequential growth. We also reported a 73% year-over-year increase in gross profit and significantly improved net income compared with a particularly weak third quarter of 2009."

"Royalties of approximately $1.6 million from Lockheed Martin for the E2D Advanced Hawkeye intelligence, surveillance and reconnaissance (ISR) aircraft were primarily responsible for the 40% sales growth in our Systems segment," said Lupinetti. "We also expect to receive another $1.6 million in royalties from the E2D program before the close of fiscal 2010, based on the current production schedule. Increased funding for cutting-edge ISR capabilities like E2D continues to be one of the Defense Department's budgetary priorities."

"The 54% year-over-year growth in our Service and Systems Integration segment was the result of strength at our U.S.-based Systems and Solutions (S&S) division, which provides IT infrastructure solutions to customers in a wide range of vertical industries," said Lupinetti. "S&S sales growth was primarily driven by two major projects in the quarter. We provided systems and services to a hosting company that is seeing demand from their social networking customers and we delivered a comprehensive Cisco-based unified communication hospitality solution for a luxury hotel."

"We expect the momentum we established in the first nine months of fiscal 2010 to continue as we enter the final quarter of what has been a very successful year," said Lupinetti. "Longer term, we are encouraged by progress at our Service and Systems Integration segment in attracting a greater percentage of higher-margin consulting and managed services business. At our Systems segment, we are continuously investing in new technology to be positioned to capitalize on strategic ISR opportunities."

Conference Call Details

CSP Chairman and Chief Executive Officer Alexander R. Lupinetti, and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSP's financial results and provide a business update. To listen to a live webcast of the call, please visit the "Investor Relations" section of the Company's website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing (877) 709-8155 or (201) 689-8881. For interested parties unable to participate in the live call, an archived version of the webcast will be available for one year on CSP's website.

About CSP Inc.

Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market best-of-breed IT solutions, systems integration services, and high-performance computer systems. CSP's Systems segment includes the MultiComputer Division, which supplies high-performance Linux cluster systems for a broad array of defense applications, including radar, sonar and surveillance signal processing. The Company's MODCOMP Inc. subsidiary, also part of its Service and Systems Integration segment founded in 1970, is a leading provider of IT solutions and systems integration services for complex IT environments. MODCOMP works with third parties to develop cutting edge solutions in the global IT markets and has offices in the U.S., U.K. and Germany. More information about CSP is available on the company's website at www.cspi.com. To learn more about MODCOMP, Inc., consult www.modcomp.com.

Safe Harbor

The Company wishes to take advantage of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, expectations to record an additional $1.6 million in royalties from the E2D program in the fourth quarter of fiscal 2010, expectations for the U.S. DoD to continue to invest in strategic ISR programs, expectations for momentum to continue into the fourth quarter of 2010, progress at the Service and Systems Integration segment in attracting a greater percentage of higher margin consulting and managed services businesses, and plans to continuously invest in new technology to capitalize on strategic ISR opportunities. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30,	September 30,
	2010	2009
Assets
Current assets:
Cash and short-term investments	$17,806	$18,904
Accounts receivable, net	11,725	7,410
Inventories	7,180	5,935
Other current assets	3,277	3,617
Total current assets	39,988	35,866
Property, equipment and improvements, net	738	832
Other assets	3,829	3,788
Total assets	$44,555	$40,486

Liabilities and Shareholders' Equity
Current liabilities	$17,684	$13,157

Pension and retirement plans	7,602	8,120
Deferred income taxes	122	146
Non-current liabilities	80	368

Shareholders' equity	19,067	18,695
Total liabilities and shareholders' equity	$44,555	$40,486

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

                                                               /----Three Months Ended------/ /---Nine Months Ended----/
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Sales:
Product	$23,753	$15,346	$59,549	$52,470
Service	4,815	3,325	11,601	12,767
Total sales	28,568	18,671	71,150	65,237

Cost of Sales:
Product	21,153	13,022	50,729	44,802
Service	2,519	2,813	7,731	8,882
Total cost of sales	23,672	15,835	58,460	53,684

Gross profit	4,896	2,836	12,690	11,553

Operating expenses:
Engineering and development	498	524	1,401	1,542
Selling, general & administrative	3,740	3,335	10,207	10,267
Total operating expenses	4,238	3,859	11,608	11,809

Operating income (loss)	658	(1,023)	1,082	(256)

Other income (expense), net	(10)	(23)	(46)	87

Income before income taxes	648	(1,046)	1,036	(169)
Income tax expense (benefit)	27	(294)	168	13

Net income (loss)	$621	($752)	$868	($182)

Net income (loss) per share attributable to common
stockholders:
Basic	$614	($747)	$860	($181)
Diluted	$614	($747)	$860	($181)

Income (loss) per share - basic	$0.17	($0.21)	$0.24	$0.05)
Weighted average shares outstanding - basic	3,548	3,531	3,545	3,628

Income (loss) per share - diluted	$0.17	($0.21)	$0.24	($0.05)
Weighted average shares outstanding - diluted	3,574	3,531	3,574	3,628